Exhibit 10.1
Ingredion Incorporated
Executive Severance Pay Plan
and
SUMMARY PLAN DESCRIPTION (“SPD”)

The Ingredion Incorporated Executive Severance Pay Plan (the “Plan”) provides benefits to eligible executive employees, described in more detail below (“Participants”), whose employment is terminated under certain circumstances described in this Plan. If a Participant receives payments and benefits under the Ingredion Incorporated Executive Change in Control Severance Pay Plan (the “Change in Control Plan”), they shall not be entitled to receive payments and benefits under this Plan. This Plan is a welfare benefit plan under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Plan document and SPD are combined as set forth in this document. For purposes of this Plan, the term “Company” (defined below) includes a successor-in-interest of the Company

ELIGIBILITY

A Participant under this Plan is an executive employee of Ingredion Incorporated (the “Company”) who is a U.S. employee and a Section 16 officer of the Company under the Securities Exchange Act of 1934, as amended (“Section 16 Officer”), and further has signed an agreement, in form and substance prescribed by the Company, containing (among other provisions, and all to the favor of the Company), confidentiality, return of property, intellectual property assignment, non-competition (unless prohibited by applicable law, regulation or rule), and non-solicitation provisions.

Notwithstanding any provision in this Plan to the contrary, unless otherwise provided in an agreement with the Participant, if a Participant has entered into a written employment agreement or a written severance agreement with the Company or any subsidiary or affiliate of the Company, or during any period that the Participant participates in the Change in Control Plan, they shall not participate in this Plan.

Additionally, if the Participant is no longer a Section 16 Officer of the Company, they will not participate in this Plan.

A Participant is entitled to only one separation pay benefit for the same period. If a Participant elects to receive a voluntary retirement benefit (in connection with a retirement window offer or otherwise), they will not be eligible for benefits under this Plan. In no event will this Plan provide for the difference between payments and benefits under a retirement window plan or program elected by the Participant or any Other Severance Plan (defined below) and this Plan.

COVERAGE

The Participant will become eligible to receive benefits under the Plan if they meet the eligibility requirements described above, and the conditions below in the Waiver and Release of Claims section, and further if they were involuntarily separated from service by the Company without “Cause” (defined below) or terminate their employment for “Good Reason” (defined below). “Participant” as used in this Plan means a Participant who the Plan Administrator has determined is eligible to receive benefits under this Plan.

Exclusions
Note that a Participant will not receive benefits under the Plan if they (i) do not meet the eligibility requirements of the Plan; (ii) do not comply with the conditions in the Waiver and Release of Claims section below; or (iii) if their termination of employment occurs for one of the following reasons:

•Voluntary resignation without Good Reason;
•Voluntary resignation due to the decision to leave the workforce;
•Death or disability (as defined in the Company’s disability plans and policies in effect from time to time);
•Termination by the Company for Cause;
•Termination resulting from the transfer of ownership of part or all of the Company, or an operating division or other business unit, to another party where such continuation of employment occurs automatically by operation of applicable agreements, concerning such transfer or applicable law, or if by reason of an asset purchase or otherwise, where the Participant receives an offer of employment with substantially comparable terms to Participant’s current employment from the other party or otherwise in connection with such transfer (whether or not the Participant accepts such offer of employment);
•A transfer or outsourcing of a department, division or other operation of the Company where the Participant receives an offer of employment with substantially comparable terms to Participant’s current employment from the entity to which the department, division or operation is transferred or outsourced (whether or not the Participant accepts such offer of employment); or
•Termination which will entitle the Participant to benefits under the Change in Control Plan or any other severance or separation pay plan or program or window program, or agreement (any of the foregoing “Other Severance Plan”).

“Cause” means termination of the Participant’s employment by the Company by reason of (A) the Participant’s willful engagement in conduct which involves dishonesty or moral turpitude [which either (1) results in substantial personal enrichment of the Participant at the expense of the Company or any of its subsidiaries, (2) is demonstrably and materially injurious to the financial condition or reputation of the Company or any of its subsidiaries, or (3) is a material violation of the Company’s Code of Conduct] (B) the Participant’s willful violation of the provisions of the confidentiality, non-competition or other material agreement entered into between the Company or any of its subsidiaries and the Participant, (C) the commission by the Participant of a felony, or (D) the Participant’s failure or refusal to perform the duties or responsibilities of their position or as otherwise assigned within ten (10) days after written notice. An act or omission shall be deemed “willful” only if done, or omitted to be done, in bad faith and without reasonable belief that it was in the best interest of the Company and its subsidiaries. Notwithstanding the foregoing, the Participant shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Participant a written notice of termination from the People, Culture and Compensation Committee of the Board or its delegate (the “Committee”) after reasonable notice to the Participant and an opportunity for the Participant, together with their counsel, to be heard before the Committee, finding that, in the good faith opinion of such Committee, the Participant was guilty of conduct set forth above in clause (A), (B) or (D) of the first sentence of this paragraph and specifying the particulars in detail.

“Good Reason” means the occurrence of any one or more of the following events without the Participant’s consent: (a) a material reduction in Participant’s Base Salary, unless reduction is applied uniformly to all Section 16 Officers; (b) a change in the geographic location where the Participant must perform services of more than a fifty (50) mile radius from the Participant’s designated office location, and that also substantially increases the Participant’s commute time to such new geographic location from the Participant’s residence, unless location change is applied uniformly to all similarly situated Section 16 Officers; or (c) a material reduction in the Participant’s duties or responsibilities, excluding any change in title, position or reporting relationship. Notwithstanding the foregoing, the Participant will not be deemed to have resigned for Good Reason unless (i) the Participant provides the Plan Administrator with written notice setting forth in reasonable detail the facts and circumstances claimed by the Participant to constitute Good Reason within 90 days after the date on which the Participant becomes aware, or reasonably should have become aware, of the initial occurrence of any event that constitutes Good Reason, (ii) the Company fails to cure such acts or omissions within 30 days following the Plan Administrator’s receipt of such notice and (iii) the Participant terminates employment within 30 days after the end of such cure period.
SEVERANCE PLAN BENEFITS

The amount of Severance Pay that a Participant may become eligible to receive will be a multiple of Base Salary and Target Annual Bonus payable in installments in accordance with standard payroll practices over a Severance Period (set forth in the table below) that will depend on the Participant’s position at the time of employment termination:

Position	Severance Pay	Severance Period
Chief Executive Officer	2X Base Salary and Target Annual Bonus	24 Months
Chief Financial Officer	1.5X Base Salary and Target Annual Bonus	18 Months
Other Section 16 Officers	1X Base Salary and Target Annual Bonus	12 Months

Severance Pay will be subject to withholding for taxes, applicable deductions, and any amounts owed to the Company to commence on the first payroll date after the Release (defined under Waiver and Release of Claims below) becomes effective and irrevocable. The Plan

Administrator may, in its discretion, cease and seek the clawback of all or any portion of Severance Pay if the Participant violates the terms of their Release or any other agreement with the Company.

Additionally, conditioned on the Release becoming effective and irrevocable, the Participant will be paid the equivalent of the prorated portion of their annual bonus for the year of employment termination under the Company’s Annual Incentive Plan (the “Bonus Equivalent”) but only if the Company determines, in its sole discretion, to pay bonuses under the Annual Incentive Plan for the year of employment termination. The Bonus Equivalent, if any, will be calculated and paid based on actual Company financial results with the individual performance component of the Bonus Equivalent calculated at target (100% achievement). The Bonus Equivalent will be prorated based on the number of days the Participant was actively employed by the Company in the year of employment termination, and will be paid at such time as the bonuses under the Annual Incentive Plan (if any) will be determined and paid to employees generally, but no later than 2½ months after the end of the calendar year in which the termination of employment occurred. There is no guarantee that bonuses under the Annual Incentive Plan will be earned and paid for a particular year. Therefore, the Bonus Equivalent for a particular year may be $0.

“Base Salary” for purposes of the Plan means the Participant’s then current annual base salary at the Company, and does not include any commissions, bonuses, incentives or other allowances or benefits.

“Target Annual Bonus” for purposes of the Plan means the annual bonus opportunity most recently awarded prior to the Participant’s termination date under the Company’s Annual Incentive Plan, or its replacement in effect from time to time assuming 100% achievement of all goals for the award of such bonus.

If a Participant leaves the Company and is rehired, they will automatically be reinstated as a Participant in the Plan if they are rehired as a Section 16 Officer.

To the extent that Participant receives severance, separation, notice pay or other similar benefits from the Company in connection with the Worker Adjustment and Retraining Notification Act or any similar state or local statute, ordinance or other applicable law (the “WARN Act”) or under any local statute, ordinance or other applicable law in any location in which Participant was assigned by the Company or an affiliate to work on an international assignment, the benefits under this Plan will be reduced by the amount of pay and other benefits provided to Participant in connection with the WARN Act or other applicable law (unless otherwise prohibited by applicable law). For purposes of this Plan, such pay and benefits include (but are not limited to) payments or other benefits provided to Participant during any period of time that they remain on the Company’s payroll for purposes of fulfilling any actual or anticipated notice obligation(s) under the WARN Act or other applicable law (or any pay or benefits provided in lieu of such notice), but only if the Participant is not required to perform services during such notice period.

If the Participant is terminated by the Company and is eligible to receive a benefit from the Plan, they will be notified by the Plan Administrator. In the event the Participant believes that they are entitled to receive a benefit under the Plan and has not been so notified, Participant should contact the Plan Administrator to file a claim for benefits under this Plan.

Other Benefits
Upon Participant’s termination of employment, their participation in all Company benefit plans shall cease in accordance with the terms of such plans. However, conditioned on the Release becoming effective and irrevocable, if the Participant makes a timely election to continue their health care benefits through the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay the full COBRA premium for the coverage Participant elects for the lesser of eighteen (18) months or the applicable Severance Period or, if earlier, until Participant ceases to be eligible for COBRA (the “COBRA Subsidy”). Note that Participant will be deemed to receive income attributable to the COBRA Subsidy and shall be responsible for any and all applicable tax liability arising from such benefit. COBRA information will be sent directly to the Participant’s home address on record with the Company by the COBRA administrator, and the benefits administrator or the applicable plan service provider will provide Participant with information regarding other benefits in which they participate.

Conditioned on the Release becoming effective and irrevocable, upon the Participant’s termination of employment, the Company will provide outplacement services using a vendor selected at the Company’s sole discretion for a period of time determined at the Company’s sole discretion.

Tax Information
Severance Pay is considered taxable income and is subject to federal income tax, state income tax (if applicable), and social security withholding. Appropriate sums will be withheld as required by law. Additionally, the Company will have the right to withhold from compensation under this Plan, any amounts the Participant owes to the Company.

Section 409A

This Plan is intended to comply with or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and rulings promulgated thereunder (collectively, “Section 409A”), and shall be construed and administered accordingly. Payments provided under the Plan may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under the Plan that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Any payments to be made under the Plan upon the termination of a Participant’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. In no event may a Participant directly or indirectly, designate the calendar year of any payment under the Plan. Each installment payment under the Plan is intended to be a separate payment for purposes of Section 409A. Notwithstanding any provision in the Plan to the contrary, if the Participant is a “specified employee” entitled to non-qualified deferred compensation under Section 409A and/or if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if a Participant’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of such Participant’s death, or (ii) the date that is six months after such Participant’s date of separation from service (the “Section 409A Payment Date”), then such payment or benefit shall not be provided to such Participant (or such Participant’s estate, if applicable) until the Section 409A Payment Date. The Company makes no representations that the payments and benefits under this Plan are exempt from or compliant with, Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Participant on account of a Section 409A violation.

GENERAL INFORMATION ABOUT THE EXECUTIVE SEVERANCE PAY PLAN

Waiver and Release of Claims
In order to be eligible to receive the benefits under the Plan, a Participant must (a) sign within the time period specified (and not revoke per its terms, if applicable), return and comply with a waiver and release of claims, in form and substance prescribed by the Company, containing (among other provisions, and all to the favor of the Company) a waiver and release of claims, post-employment restrictive covenants concerning confidentiality, return of property, intellectual property assignment, non-competition (unless prohibited by applicable law, regulation or rule), non-solicitation, non-disparagement, and cooperation provisions (each of the foregoing of which will be drafted in accordance with then-current applicable law, regulation or rule); (b) if applicable, continue diligently performing the Participant’s assigned job duties (or, if applicable, be on an approved leave of absence) through the last day of employment specified by the Company; and (c) remain in compliance with any post-employment obligations or covenants contained in any agreement(s) between the Participant and the Company (the “Release”).

Method of Funding
The Company is not required under the Plan to set aside any assets for the purpose of funding its obligations under the Plan. No person entitled to benefits under the Plan has any right, title or claim in or to any specific assets of the Company, but shall have the right only as a general unsecured creditor of the Company to receive benefits from the Company on the terms and conditions provided in the Plan.

Administration of the Plan
The Plan is administered by the People, Culture and Compensation Committee or its delegate, as appointed from time to time (the “Plan Administrator”). The Plan Administrator is the “named fiduciary” under the Plan for purposes of ERISA.

Claims Procedure
The Plan Administrator will determine the rights of any Participant to any Severance Pay or benefits under the Plan. The Plan Administrator has the sole and absolute power and authority to interpret and apply the provisions of the Plan to a particular circumstance, make all factual and legal determinations, construe uncertain or disputed terms and make eligibility and benefit determinations in such manner and to such extent as the Plan Administrator in its sole discretion may determine. Any Participant who believes that they are entitled to receive Severance Pay or benefits under the Plan, including Severance Pay or benefits other than those initially determined by the Plan Administrator, may file a claim in writing with the Plan Administrator. No later than 90 days after the receipt of the claim, the Plan Administrator will either allow or deny the claim in writing. In some cases, an additional 90 days may be required to process the claim. When additional time is needed, the claimant will be notified of the special circumstances requiring the extension and the date a final decision is expected. The extension may not exceed a total of 180 days from the date the claim was originally received.

A denial of a claim, in whole or in part, will be written in a manner calculated to be understood by the claimant and will include:

•The specific reason or reasons for the denial;

•Specific reference to pertinent Plan provisions on which the denial is based;

•A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

•An explanation of the claim review procedure and a statement of the claimant’s right to bring a civil action under ERISA section 502(a).

A claimant whose claim is denied (or their duly authorized representative), may within 60 days after receipt of the denial of their claim:

•Request a review upon written application to the Plan Administrator;

•Review pertinent documents; and

•Submit issues and comments in writing.

The Plan Administrator will notify the claimant of the decision upon review within 60 days after receipt of a request for review unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible, but not later than 120 days after receipt of a request for review. Notice of the decision on review will be in writing. If the claim is denied upon review, in whole or in part, the claimant will receive a notice specifying the reason for the denial, the Plan provision on which the denial is based, notice that upon request the claimant is entitled to receive free of charge reasonable access to and copies of the relevant documents, records and information used in the claims process, a statement describing any voluntary appeals procedures offered by the Plan, and the claimant’s right to file a civil action under section 502(a) of ERISA. The Plan Administrator’s decision upon review will be final and binding on any claimant or any successor in interest.

Except for actions to which the statute of limitations prescribed by section 413 of ERISA applies, no legal action may be brought later than one (1) year after the Participant receives a final decision from the Plan Administrator in response to a request for review of the denied claim. No other legal or equitable action involving the Plan may be commenced later than two (2) years from the time the person bringing an action knew, or had reason to know, of the circumstances giving rise to the action. This provision shall not bar the Plan or its fiduciaries from recovering overpayments of benefits or other amounts incorrectly paid to any person under the Plan at any time or bringing any legal or equitable action against any party. Furthermore, no legal or equitable action under ERISA may start prior to exhaustion of the process described above.

Any legal action involving or related to the Plan, including but not limited to any legal action to recover any benefit under the Plan, must be brought in the United States District Court for the Northern District of Illinois, and no other federal or state court.

Amendment or Termination of Plan
The Company may amend, modify or terminate the Plan at any time in its sole discretion. However, no amendment, modification or termination will deprive any Participant of any payment or benefit that the Plan Administrator previously has determined is payable under the Plan.

Employment Status
Nothing in this Plan should be interpreted as an employment contract, nor does it create an entitlement to any benefit from the Company, and nothing in the Plan alters the Participant’s status as an “at will” employee.

Right of Recovery
If for any reason the Plan pays a benefit that is larger than the amount allowed, the Plan has the right to recover the excess amount from the person or entity that received it.

No Assignment
The Participant’s rights and benefits under the Plan cannot be assigned, sold, transferred, pledged by the Participant or reached by the Participant’s creditors (or anyone else), except in limited circumstances.

ERISA Rights
A Participant in the Plan is entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

•Examine, without charge, at the Plan Administrator’s office all Plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor; and

•Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may impose a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries
In addition to creating rights for participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to act prudently and in the interest of Participants and beneficiaries. No one, including the Company, or any other person, may fire a Participant or otherwise discriminate against a Participant in any way to prevent a Participant from obtaining their interest in the Plan or from exercising their rights under ERISA.

Enforcement of Participant’s Rights
If a Participant’s claim for a benefit from the Plan is denied in whole or in part, they must receive a written explanation of the reason for the denial. The Participant has the right to have their claim reviewed and reconsidered. Under ERISA, there are steps a Participant can take to enforce the above rights. For instance, if the Participant requests materials from the Plan and does not receive them within 30 days, they may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay Participant up to $110 a day until Participant receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If the Participant has a claim for benefits which is denied or ignored, in whole or in part, they may file suit in a state or federal court. If it should happen that the Plan’s fiduciaries misuse the Plan’s money, or if the Participant is discriminated against for asserting their rights, the Participant may seek assistance from the U.S. Department of Labor, or they may file suit in a federal court. The court will decide who should pay court costs and legal fees. If the Participant is successful, the court may order the person the Participant has sued to pay these costs and fees. If the Participant loses and the court finds their claim to be frivolous, the court may order the Participant to pay these costs and fees.

Assistance With Questions
The Participant should contact the Plan Administrator with any questions about the Plan. If a Participant has any questions about this statement or about their rights under ERISA, they should contact the nearest office of the Employee Benefits Security Administration, United States Department of Labor listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, NW, Washington, D.C. 20210.

General Plan Information

Plan Sponsor:                Ingredion Incorporated

                    PO Box 7100
                    5 Westbrook Corporate Center
                    Westchester, IL 60154
                    (708) 551-2600

Employer Identification
Number of the Company:        22-3514823

Plan Administrator:            People, Culture and Compensation Committee
                    c/o Ingredion Incorporated
                    PO Box 7100
                    5 Westbrook Corporate Center
                    Westchester, IL 60154
                    (708) 551-2600

Agent for Service of
Legal Process:                General Counsel
                    PO Box 7100
                    5 Westbrook Corporate Center
                    Westchester, IL 60154
                    (708) 551-2600
Legal process also may be served on the Plan Administrator.

Plan Number:                525

Type of Plan:                Welfare Benefit Plan

Plan Year End:                December 31